EXHIBIT 10.1

DESCRIPTION OF EXCESS RETIREMENT BENEFIT ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS

The Company has certain arrangements with some of its highly compensated employees to compensate them for reductions in retirement benefits resulting in their inability to fully participate in the Company’s U.S. tax-qualified defined benefit pension plan (the “Retirement Plan”).

The Internal Revenue Code (“Code”) places a limitation on the amount of employee compensation that can be taken into consideration when calculating employee contributions or benefits under the Retirement Plan. Under the excess retirement benefit arrangement, the Company calculates additional benefits that would have been received by the employees if the compensation in excess of the Code limit (the “Excess Compensation”) had been included. The retirement benefits based upon the Excess Compensation are determined in a manner consistent with the actuarial determination of normal benefits under the Retirement Plan.

The annual Excess Compensation benefit amount is reduced by discounting the benefit to present value based upon a discount rate and life expectancy assumptions consistent with the Retirement Plan. The benefit is further reduced by the amount of additional contributions that the employee would have made. The sum of each year’s excess retirement benefit is paid out in a lump sum cash payment upon termination of employment.

Currently, this arrangement is offered to ten employees, including the Company’s principal executive officer, David S. Haffner, the Company’s principal financial officer, Matthew C. Flanigan, and the following named executive officers: Jack D. Crusa, Karl G. Glassman and Felix E. Wright. The aggregate amounts awarded to the above executive officers under the arrangement through year-end 2005 were as follows: Haffner - $49,443; Flanigan - $736; Crusa - $2,662; Glassman - $10,477; and Wright - $229,889.

In conjunction with the Company’s Retirement Plan freeze, no further benefits will accrue under this excess retirement benefit arrangement after December 31, 2006.